EXHIBIT 99.1

Finish Line Board Elects New Director Torrence Boone

INDIANAPOLIS, Aug. 25, 2011 – The Board of Directors of The Finish Line, Inc., (NASDAQ: FINL) today announced that Torrence Boone has been elected as a new Director.

Boone, 42, is Managing Director of Agency Business Development for Google, where he is responsible for driving Google’s strategy and relationships with marketing and advertising agencies across the Americas. He has been with Google since 2010. Prior to joining Google, from 2008 to 2010, Boone was global CEO of Enfatico, a full-service, integrated agency. From 2001 to 2008, he was a senior executive of Digitas and advanced to President of the digital marketing agency’s flagship Boston region. He also previously served as Vice President and General Manager of digital marketing agency, Avenue A (now Razorfish). Before his tenure in advertising, Boone was a Senior Manager at Bain & Company, where he advised a broad range of clients on business strategy, mergers and acquisitions, new product development and interactive strategy.

Boone is a 1991 graduate of Stanford University where he received a bachelor’s degree in economics, with honors. In 1995, he earned a master of business administration degree from Harvard Business School.

“Torrence brings a depth of knowledge and experience in digital marketing as well as strong business acumen to our board,” said Finish Line Chairman and Chief Executive Officer Glenn Lyon. “We look forward to his insights and contributions as we continue to define and strengthen the Finish Line brand. It is a pleasure to welcome Torrence to our board.”

About Finish Line
Finish Line is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line operates 656 stores in malls across the United States. More than 11,000 Finish Line sneakerologists help customers each day connect with their sport, their life and their style. Online shopping is available at http://www.finishline.com/ and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at facebook.com/FinishLineUSA.

Media Contact:
Anne Roman
Corporate Communications
317-613-6577